NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 23, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 12, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Alta Equipment Group Inc. Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share became effective on April 12, 2021. Each holder of the warrants received 0.263 of a share of Alta Equipment Group Inc. Common Stock for each Warrant of Alta Equipment Group Inc. held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 12, 2021.